CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

July 22, 2017

Board of Directors of Business Lines Corp.

We hereby consents to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated July 22, 2017, with respect to the balance sheet of Business Lines Corp. as of July 17, 2017 and the related statements of operations, shareholder's equity and cash flows for the period from July 12, 2017 (inception) to July 17, 2017 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

July 22, 2017